EXHIBIT 10.37

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into as of this 10th day of August, 2005, between Sten Corporation, a Minnesota corporation (“Seller”), and OLD Holdings, LLC, a Minnesota limited liability company, or its assigns (“Purchaser”).

In consideration of the covenants and agreements contained herein, the parties agreed as follows:

1.                                       Premises to be Purchased.  Subject to compliance with the terms and conditions of this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the real property located at 13828 Lincoln Street NE Ham Lake, MN, legally described on Exhibit A attached hereto, together with all easements, tenements, hereditaments, and appurtenances belonging thereto to include the personal property and equipment contained on Exhibit B attached hereto (the “Premises”).

2.                                       Purchase Price.  The purchase price for the Premises (“Purchase Price”) shall be the sum of One Million Six Hundred Thousand and no/100 Dollars ($1,600,000.00) payable as follows:

A.                                   Twenty-Five Thousand Dollars ($25,000.00) earnest money (the “Earnest Money”) which is to be deposited within three (3) days after the execution and delivery of this Agreement to Land Title, Inc. (“Title Company”) at 1900 Silver Lake Road New Brighton, Minnesota 55112.  Title Company, by executing the attached Joinder, acknowledges that it has received the Earnest Money on behalf of the Seller and agrees to deposit the Earnest Money in a segregated, interest bearing account insured by the FDIC and to hold and disburse the Earnest Money in the manner specified by this Agreement.  All interest earned on the Earnest Money shall be added to and become part of the Earnest Money.  Except as otherwise specifically provided herein, if this Agreement is terminated by either party pursuant to any right of termination provided herein or pursuant to a contingency which results in a termination of this Agreement, all Earnest Money and all interest earned thereon, shall be promptly returned to Purchaser.

B.                                     The balance of the Purchase Price (subject to prorations, reductions and credits as provided below) by certified or cashier’s check at the closing hereunder.

3.                                       Title to be Delivered.  Seller agrees to convey marketable fee simple title in the Premises to Purchaser subject only to such exceptions to title as Purchaser approves in writing.

A.                                   As soon hereafter as reasonably possible, Seller at its sole cost and expense shall:

1.                                       Cause to be issued and delivered to Purchaser a commitment for an ALTA Form B extended coverage owner’s title insurance policy issued by Title Company, wherein said insurer agrees to issue to Purchaser upon the recording of the Deed and the conveyance documents an ALTA Form B

B-1

Owner’s Title Insurance Policy in the full amount of the Purchase Price.  The commitment will be accompanied by copies of all recorded documents affecting the Premises.

2.                                       Seller has delivered to Purchaser a copy of a survey of the Premises prepared by a duly licensed land surveyor in the State of Minnesota.  Purchaser, at its sole cost and expense, may have the survey updated or supplemented.

3.                                       Seller has delivered to Purchaser a set of the Plans and Specifications of the Premises.

Purchaser shall have ten (10) days after receipt of the above title commitment to render objections to title in writing to Seller, and Seller shall have twenty (20) days from the date it receives such objections to have the same removed or satisfied.  If Seller shall fail to have such objections removed within that time, Purchaser may, at its sole discretion, either (a) terminate this Agreement without any liability on their part and receive the Earnest Money (together with interest) back, or (b) if the objections are such that they may be removed by the expenditures of sums of money, take title to the Premises and discharged such objections out of the Purchase Price, crediting the Purchase Price with the same, or (c) if the objections are such that they may not be removed by expenditures of sums of money, take title subject to such objections.  Seller agrees to use his best efforts to promptly satisfy any such objections.

4.                                       Rights of Inspection, Testing and Review.

A.                                   Upon execution of this Agreement, Seller shall deliver to Purchaser complete and accurate copies of all service contracts pertaining to the use, operation and maintenance of the Premises, copies of all permits, plats, authorizations, reports (financial or otherwise), notices, consents, approvals, plans, specifications, surveys, engineering studies, analysis, soil test borings, environmental studies and other documentation pertaining to the physical condition, development and operation of the Premises and any other information reasonably requested by Purchaser (whether prepared by Seller, Seller’s agents or independent contractors, any governmental authority or agency, federal, state or local, or any other third party), to the extent that Seller has the same in its possession, but excluding, appraisals, insurance policies and insurance records, tax returns and such other records as are normally viewed as confidential, provided that such other records are not necessary, in Seller’s reasonable judgment, to the continued operation and management of the Premises (“Property Data”).

B.                                     Purchaser, their counsel, accountants and agent shall have access to the Premises, upon twenty-four (24) hours’ notice, to all parts thereof as well as to all other papers and documents of Seller as they relate to the title, physical condition, development and operation of the Premises.  Purchaser and their agents shall also have the right, upon reasonable notice, to enter upon the Premises after the execution and delivery hereof for any reasonable purpose including inspecting, surveying, engineering, test borings, performance of environmental tests and such other work as Purchaser shall consider appropriate and shall have the further right to make such inquiries of governmental agencies and utility companies, etc., and to make such feasibility studies and analyses as it considers appropriate (collectively, the “Inspections”).  All Inspections to be performed at Purchaser’s sole cost and expense.  Purchaser shall conduct its activities in a manner so as not to unreasonably disturb or interfere with the activities of Seller or any occupant of the Premises nor materially disturb the structural components of the Building.  Purchaser shall pay all costs and expenses of the Inspections and shall indemnify and hold Seller and the Premises harmless from all costs and liabilities, including mechanics’ liens, relating to the Purchaser’s activities and those of its agents on or about the Premises.  Purchaser shall further repair and restore any damage to the Premises caused by or occurring during Purchaser’s Inspections and shall return the Premises to substantially the same condition as existed prior to such entry.  Purchaser shall provide copies of all written inspections, tests and reviews to Seller at no cost to Seller.

C.                                     Purchaser shall review and satisfy itself that any setback or other encroachments are acceptable to Purchaser in its sole discretion.  If requested, Seller agrees to pay the reasonable cost of an endorsement to Purchaser’s title policy to insure over this issue to Purchaser’s satisfaction.

D.                                    For a period of sixty (60) days after the execution of this Agreement, Purchaser shall have the right to obtain and review the following all of which shall be satisfied to the Purchaser’s sole discretion:

i.                                          Inspect all physical aspects of the Premises to include all systems, components, and service contracts.

ii.                                       Investigate all zoning, code, and governmental requirements, including any setback encroachments.

iii.                                    Review a Phase I environmental report to be ordered and paid for by Purchaser.

iv.                                   Obtain necessary financing for the purchase including the ordering and payment of an appraisal.

E.                                      Purchaser shall have sixty (60) days subsequent to execution of this Agreement to cancel the Agreement and receive a full refund of its earnest money (the “Contingency Period”).  Purchaser at any time prior to the expiration of the Contingency Period can waive those contingencies in writing to Seller.

F.                                      Upon release of the contingencies, Purchaser will be allowed to lease the Premises pursuant to the Lease attached hereto as Exhibit C (the “Lease”).  The parties agree to execute the Lease upon Purchaser delivering to Seller a written waiver of all contingencies.

5.                                       Control of Premises.  Until the execution of the Lease, Seller shall have the full responsibility and the entire liability for any and all damages or injury of any kind whatsoever to the Premises, any and all persons, whether employees or otherwise, and all property from and connected to the Premises.  If, prior to the closing, the Premises shall be the subject of an action in eminent domain or a proposed taking by a governmental authority, whether temporary or permanent, Purchaser, at its sole discretion, shall have the right to terminate this Agreement upon notice to Seller without liability on its part by so notifying Seller and all sums heretofore paid by Purchaser (with interest) shall be refunded to Purchaser.  If Purchaser does not exercise its right of termination, any and all proceeds arising out of any such eminent domain or taking, shall be held in trust for the benefit of Purchaser and paid over to the same as of the Closing Date if the same relates to an action in eminent domain or a public taking.  In no event shall the Purchase Price be increased by the amount of any such proceeds.

6.                                       Representations of Seller.  In order to induce Purchaser to enter into this Agreement and purchase the Premises, Seller hereby represents and warrants to Purchaser:

A.                                   No action in condemnation, eminent domain or public taking proceedings are now pending or to the best of Seller’s knowledge contemplated against the Premises.

B.                                     To the best of Seller’s knowledge, no ordinance or hearing is now before any local governmental body which either contemplates or authorizes any public improvements or special tax levies, the cost of which may be assessed against the Premises.  There are no special assessments currently a lien against or encumbering the Premises.

C.                                     All labor or material, which has been furnished to the Premises, have been fully paid for or will be fully paid for prior to the closing date so that no lien for labor or materials rendered can be asserted against the Premises.

D.                                    Except as otherwise stated herein, the Premises are in compliance with all subdivision and platting regulations and with all of the applicable rules, regulations, ordinances, and requirements of each governmental authority having jurisdiction over the Premises, constitute a separate tax parcel and are zoned for its present use without variance, are not a non-conforming use and may be conveyed without the necessity of the filing of a plat or replat or subdivision or resubdivision.  Notwithstanding the foregoing, Buyer acknowledges that the Certificate of Survey provided by Seller to Buyer as referenced in paragraph 3.A.2 above, indicates that there may be a minor encroachment of the building into the side setback area.  Buyer shall satisfy itself, pursuant to paragraph 4.C. that the Premises complies with any applicable setback requirements and/or it is otherwise acceptable to Buyer.

E.                                      All service contracts affecting the Premises are cancelable without penalty on thirty (30) days’ notice.

F.                                      There are no leases or tenants of the Premises except as described in Exhibit C attached hereto.

G.                                     To the best of Seller’s knowledge, and except as disclosed in writing to Purchaser, the Premises complies and has at all times complied with, and Seller is not in violation of, has not violated, in connection with its ownership, use, maintenance or operation of the Premises and the conduct of the business related thereto, any applicable federal, state, county or local statutes, laws regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authorities relating to environmental matters (being hereinafter collectively referred to as the “Environmental Laws”), including by way of illustration and not by way of limitation, (A) the Clean Air Act, the federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, or the Minnesota Environmental Response and Liability Act (including any amendments or extensions thereof and any rules, regulations, standards or guidelines issued pursuant to any of said Environmental Laws), and (B) all other applicable environmental standards or requirements.  Without limiting the generality of the foregoing to the best of Seller’s knowledge and except as disclosed in writing to Purchaser:  (i) neither Seller, its agents, employees and independent contractors nor any tenant, has operated the Premises for the purpose of receiving, handling, using, storing, treatment, transporting and disposing of petroleum products or any Hazardous Material as defined in said Environmental Laws, other toxic dangerous or hazardous chemicals, materials, substances, pollutants and wastes, or any chemical, material or substance exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority (all the foregoing being hereinafter collectively referred to as “Hazardous Materials”); (ii) there are no existing or pending remedial actions or other work, repairs, construction or capital expenditures with respect to the Premises in connection with the Environmental Laws, nor has Seller received any notice of any of the same; (iii) no Hazardous Materials have been or will be released into the environment, or have been or will be deposited, spilled, discharged, placed or disposed of at, on, or, to the best of Seller’s knowledge, adjacent to the Premises, nor have the Premises been used at any time by any person as a landfill or a disposal site for Hazardous Materials; (iv) there are not electrical transformers or other equipment containing dielectric fluid containing polychlorinated biphenyls in excess of fifty (50) parts per million located in, on or under the Premises, nor is there any friable asbestos contained in, on or under the Premises; (v) there are no locations off the Premises where Hazardous Materials generated by or on the Premises have been treated, stored, deposited or disposed of; (vi) to the best of Seller’s knowledge, there is no fact pertaining to the physical condition of either the Premises or the area surrounding the Premises not disclosed in the Property Data and which materially adversely affects or will materially adversely affect the Premises or the use or enjoyment or the value thereof or Seller’s ability to perform the transactions contemplated by this Agreement; (vii) the sale of the Premises by Seller to Purchaser does not require notice to or the prior approval, consent or permission of any federal, state or local governmental agency, body, board or official; (viii) no notices of any violation of any of the matters referred to in the foregoing sections relating to the Premises or its use have been received by Seller and there are not writs, injunctions, decrees, orders or judgments outstanding, no lawsuits, claims, proceedings or investigations, pending or threatened, relating to the ownership, use, maintenance or operation of the Premises, nor is there any basis for any such lawsuit, claim, proceeding or investigation being instituted or filed.

The representations and warranties set forth in this Section 6 shall be continuing and shall be true and correct on and as of the closing date with the same force and effect as if made at that time and all such representations and warranties shall survive closing for a period of twelve (12) months.  Seller agrees to indemnify, defend and hold Purchaser harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, causes of action, loss, damage, liabilities, and costs (including attorneys’ fees and court costs) asserted against or incurred by Purchaser by reason of or arising out of the breach of any representation or warranty as set forth in this Section 6.

7.                                       Conditions at Closing.  After the expiration of the Contingency Period, the closing of the transaction contemplated by this Agreement and the obligations of Purchaser are subject to and contingent upon the following:

A.                                   The representations and warranties made by Seller in Section 6 shall be correct as of the Closing Date with the same force and effect as if such representations were made at such time.

B.                                     The status and marketability of title shall have been established to Purchaser’s satisfaction in accordance with this Agreement.

8.                                       Closing.  Subject to the fulfillment or waiver of the conditions hereof, the Closing of the purchase and sale shall be on December 16, 2005 (the “Closing Date”).  The closing shall take place at the offices of Landmark Community Bank, N.A. in Ramsey, Minnesota, or such other place as Seller and Purchaser may mutually determine.  Possession shall be delivered to Purchaser on the Closing Date, if not done so already pursuant to the Lease.

9.                                       Seller’s Obligations At Closing.  At or prior to the Closing Date, Seller shall:

A.                                   Deliver to Purchaser Seller’s recordable Warranty Deed to the Premises (in a form satisfactory to Purchaser) conveying to Purchaser marketable fee simple title to the Premises and all rights appurtenant thereto subject only to exceptions not objected to by Purchaser.

B.                                     Deliver to Purchaser a Bill of Sale conveying the personal property and equipment listed in Exhibit B in its as-is condition.

C.                                     Deliver to Purchaser Seller’s assignment of any service contracts, if any, assignable to Purchaser and which Purchaser elects to have assigned to it in a form satisfactory to Purchaser.

D.                                    Deliver to Purchaser the affidavit of Seller confirming that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

E.                                      Deliver to Purchaser such other documents as may be required by this Agreement.

10.                                 Delivery of Purchase Price; Obligations At Closing.  At closing, and subject to the terms, conditions, and provisions hereof and the performance by Seller of its obligations as set forth herein, Purchaser shall deliver the balance of the Purchase Price to Seller pursuant to Section 2 above, an assumption of any service contracts, if any, and such other documents as may be required by this Agreement.

11.                                 Closing Costs.  The following costs and expenses shall be paid as follows in connection with the closing:

A.                                   Seller shall pay:

1.                                       The costs of the title commitment.

2.                                       The state deed tax or transfer fee imposed on the conveyance.

3.                                       All special assessments whether levied, pending or assessed.

4.                                       A pro rata share of the real estate taxes due and payable in 2005.

B.                                     Purchaser shall pay the following costs in connection with the closing:

1.                                       The cost of the survey update or supplement, if applicable.

2.                                       The documentary fee necessary to record the Warranty Deed.

3.                                       The cost of any title insurance policy premium, if applicable.

4.                                       The unearned portions of any payments prepaid on any service contracts Purchaser elects to assume.

5.                                       A pro rata share of the real estate taxes due and payable in 2005.

12.                                 Brokerage.  Seller acknowledges that it is solely responsible for payment of a brokerage fee to be paid in full at closing to Welsh Companies, LLC.

13.                                 Remedies.  If Seller defaults in the performance of this Agreement and Purchaser cancels this Agreement, the Earnest Money (plus any interest) shall be returned to Purchaser.  If Seller defaults in the performance of this Agreement and Purchaser does not cancel this Agreement, Seller acknowledges the Premises are unique and that money damages to Purchaser in the event of default by Seller are inadequate.  Accordingly, in addition to any other remedy available, Purchaser shall have the right within six (6) months of the default to apply for and to receive from a court of competent jurisdiction equitable relief by way of restraining order, injunction, or otherwise, prohibitory or mandatory, to prevent a breach or the terms of this Agreement, or by way of specific performance to enforce performance to the terms of this Agreement or rescission, plus reimbursement for costs, including reasonable attorney fees, incurred in the securing of such relief.  This right to equitable relief shall not be construed to be in lieu of or to preclude the right to seek a remedy at law.  If Purchaser defaults in the performance of the Agreement, Seller’s sole and exclusive remedy shall be to cancel this Agreement pursuant to Minn. Stat. § 559.21 in which event Title Company shall deliver the Earnest Money (plus any interest) to Seller as liquidated damages.

14.                                 Time for Acceptance.  This agreement, when duly executed by all of the parties hereto, shall be binding upon the parties hereto, their heirs, representatives, successors and assigns.  In the event this Agreement has not been duly executed by Seller and delivered to Purchaser or their agent on or before August 17, 2005, at 5:00 p.m., then the offer herein and herewith made by Purchaser shall automatically and unconditionally terminate and this Agreement shall be null and void, and Title Company shall immediately return to Purchaser the Earnest Money.

15.                                 Miscellaneous.  The following provisions govern this Agreement:

A.                                   No Waivers.  The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained.  Purchaser, in their sole discretion may waive any right conferred upon Purchaser by this Agreement; provided that such waiver shall only be make by Purchaser giving Seller written notice specifically describing the right waived.

B.                                     Time of Essence.  Time is of essence of this Agreement.

C.                                     Governing Law.  This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Minnesota and the parties hereto hereby agree and consent and submit themselves to any court of competent jurisdiction situated in Minnesota.

D.                                    Notices.  All notices and demands given or required to be given by any party hereto to any other party shall be deemed to have been properly given if and when delivered in person, sent by telegram (with verification of receipt), sent by facsimile (with verification of receipt) or three (3) business days after having been deposited in any U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed as follows (or sent to such other address and any party shall specify to the other party pursuant to the provisions of this section):

If to SELLER: Sten Corporation Attn: Kenneth W. Brimmer 13828 Lincoln Street NE Ham Lake, MN 55304	If to PURCHASER: OLD Holdings, LLC Attn: William Doty 459 W Dual Blvd PO Box 518 Isanti, MN 55040

In the event either party delivers a notice by facsimile, as set forth above, such party agrees to deposit the originals of the notice in a post office, branch post office, or mail depository maintained by the U.S. Postal Service, postage prepaid and addressed as set forth above.  Such deposit in the U.S. Mail shall not affect the deemed delivery of the notice by facsimile, provided that the procedures set forth above are fully complied with.  Any party, by notice given as aforesaid, may change the address to which subsequent notices are to be sent to such party.

E.                                      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto.  The assigning party shall provide written notice of any assignment to the other party.

F.                                      Invalidity.  If for any reason any term or provisions of this Agreement shall be declared void and unenforceable by any court of law or equity it shall only affect such particular term or provision of this Agreement and the balance of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

G.                                     Complete Agreement.  All understandings and agreements heretofore had between the parties are merged into this Agreement which alone fully and completely expressed their agreement.  This Agreement may be changed only in writing signed by both of the parties hereto and shall apply to and bind the successors and assigns of each of the parties hereto and shall not merge with the deed delivered to Purchaser at closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) provided below.

SELLER:	PURCHASER:

Sten Corporation	OLD Holdings, LLC

By:	By:

Its:	Its: